Exhibit 10.1

William “Bill” Clement

1502 Birkdale Lane

Ponte Vedra Beach, FL 32082

Dear Bill:

It is my pleasure to extend the following offer of employment for the position of Vice President and Chief Commercial Officer (the “Position”) on behalf of Landstar System, Inc. (the “Company”), and collectively with its subsidiaries and other affiliates, “Landstar”). We are very impressed with your experience and believe you will be a valuable contributor to the Landstar organization.

This letter details the terms and conditions of your employment and outlines the current major features of the Company’s compensation and benefit plans and practices, subject to Board approval. If these terms are satisfactory, please sign and return this letter as indicated below on or before July 22, 2026.

Assumption of Duties: Your start date for you to assume the Position is anticipated to be on or around August 1, 2026 (the actual date you commence employment, the “Start Date”). You will report to Frank Lonegro, President and Chief Executive Officer of Landstar System, Inc. Your work location will be in the Jacksonville Service Center located at 13410 Sutton Park Drive South, Jacksonville, Florida 32224.

Salary: Your annual base salary will be $450,000, which will be paid in semi-monthly installments, subject to deductions for taxes and other withholdings as required by law and/or the policies of Landstar. This position is classified as exempt under the Fair Labor Standards Act (FLSA).

Bonus: Your target annual cash bonus is 60% of base salary (the “Target Bonus”) as determined under the Company’s Incentive Compensation Plan (“ICP”). All amounts payable under the ICP are subject to the discretion of the Compensation Committee of the Board of Directors of Landstar System, Inc. (the “Committee.”) Any amounts that may be payable to you as bonus under the ICP with respect to the Company’s 2026 fiscal year will be pro-rated for your Start Date and will be paid to you when other bonuses under the ICP are paid to other senior executives of the Company. Except as otherwise set forth herein, you must be employed at the time of the payment in order to receive your bonus under the ICP. Your bonus payment under the ICP is subject to applicable taxes.

In addition, you are eligible for a one-time cash payment of $250,000 as compensation to you in recognition of you forgoing a pro-rata portion of your 2026 fiscal year bonus at your prior employer as a result of accepting this offer. This payment will be paid no later than March 31, 2027, subject to your continuous employment with the Company through such payment date. Such cash payment will be subject to repayment if your employment with Landstar is terminated for Cause (defined below) or if you resign without Good Reason (defined below), in either case within 24 months after your Start Date and will be subject to the Prior Employer Compensation Offset described below. This one-time cash payment is subject to applicable taxes.

COBRA Reimbursement: While waiting for your Landstar benefits to become effective, you will be reimbursed the expense of COBRA premium payments for up to two (2) months. This is a taxable benefit that will be reimbursed through payroll upon providing evidence of payment.

Equity: You are eligible for annual equity grants under Landstar System, Inc’s 2011 Equity Incentive Plan (the “Equity Incentive Plan”) with the initial such grants anticipated to occur in Q1 2027, subject in all respects to the discretion of the Committee. Each equity award described herein will be evidenced by a separate award agreement between you and the Company and will be subject to the terms and conditions set forth in the applicable award agreement and the Equity Incentive Plan. This eligibility is as follows:

(A)

$500,000 grant of performance-related stock awards granted in the form of restricted stock units (PSUs). Vesting of the initial grant of PSUs is based on the percentage change in diluted earnings per share for the fiscal year ended as compared to the base year results rounded to the nearest whole number, less any amounts previously vested. Your initial grant of PSUs would use fiscal year 2026 as the base year and vesting would occur following the end of fiscal years 2029, 2030 and 2031.

(B)	$250,000 grant of restricted stock to vest pro rata on January 31, 2028, 2029 and 2030. Unvested shares of restricted stock are eligible to be voted and to receive dividends.

All annual equity grants will be subject to the terms and conditions of the Equity Incentive Plan and the applicable award agreement. In connection with equity grants to be made under the Equity Incentive Plan, you will be required to execute a restrictive covenant agreement, which will include, among other things, non-solicitation, non-interference and non-competition provisions which will apply during the period of your employment with the Company and for six months thereafter as well as customary perpetual confidentiality provisions.

Sign-on: In addition to components of your compensation described above under “Salary,” “Bonus,” and “Equity,” you will be entitled to the following amounts as sign-on compensation:

(A)	Equity

1. A one-time grant of restricted stock with a value of $850,000 under the Equity Incentive Plan to be granted on your Start Date, subject to the terms and conditions of the Equity Incentive Plan and the applicable award agreement. Such shares of restricted stock shall vest as follows: 25% on February 1, 2027; 25% on August 1, 2027; 25% on February 1,

2028; and 25% on August 1, 2028; subject to your continued employment with Landstar through each such date.

2. A one-time $400,000 grant of performance-related stock awards granted in the form of restricted stock units (PSUs) subject to the terms of the Equity Incentive Plan and the applicable award agreement. Vesting of this one-time grant of PSUs is based on the percentage change in diluted earnings per share as of the end of each of 2028, 2029, and 2030 as compared to the base year results, using fiscal year 2025 as the base year, subject to such adjustments as determined by the Compensation Committee and less any amounts previously vested.

(B)	Cash Awards

A one-time cash retention payment of $250,000 payable in regular payroll period installments for the first 36 months following your Start Date, subject to your continuous employment with the Company through each payment date. Any portion of such cash payment made to you will be subject to repayment if your employment with Landstar is terminated for Cause or if you resign without Good Reason (as defined below), in either case within 36 months after your Start Date.

Prior Employer Compensation Offset: You represent that, as of the date you execute this letter, you do not expect to receive any payments from your prior employer relating to the foregone compensation that the Make-Whole Payments (defined as the $250,000 one-time cash payment described under “Bonus” and the $250,000 one-time cash retention payment described under “Sign-on: Cash Awards”) are intended to replace. If, at any time during the thirty-six (36) month period following your Start Date, you receive or become entitled to receive any cash payment, bonus, severance, settlement, or other compensation from your prior employer relating to such foregone compensation (a “Prior Employer Payment”), you agree to (a) notify the Company in writing within ten (10) business days of receipt, identifying the amount and nature of the Prior Employer Payment, and (b) repay to the Company, within sixty (60) days after the Company’s written demand, an amount equal to the Prior Employer Payment, allocated pro rata between the Make-Whole Payments, up to a maximum aggregate offset of $500,000; provided that, to the extent any portion of the Make-Whole Payments has not yet been paid to you, the Company may reduce or cancel future installments in lieu of requiring repayment.

Severance: In the event of a termination of your employment by the Company without Cause or by you with Good Reason on or prior to the fifth anniversary of your Start Date and subject to your execution and delivery to the Company and non-revocation within 30 days of such termination of a general release of claims in the form customarily used by the Company, releasing Landstar from all claims and liabilities, severance in the amount of twelve (12) months of your then applicable annual salary will be paid to you promptly in a lump sum cash payment following the expiration of the 30-day period following such termination. Notwithstanding the foregoing, in the event that any severance benefits are payable to you under the KEEPA (as defined below), no severance payment will be made to you under the immediately preceding sentence. Moreover, you may not resign your employment with the Company for Good Reason unless (x) you provide the Company with at least 30 days prior written notice of your intent to resign for Good Reason (which notice is provided not later than the 30th day following the event constituting Good Reason); (y) the Company does not remedy the alleged violation(s) within such 30-day period; and (z) you terminate your employment within 10 days after the expiration of the cure period.

Change in Control: You will be provided the opportunity to execute a Key Executive Employment Protection Agreement (“KEEPA”) on the Company’s standard form that provides severance benefits in the event of certain qualifying terminations within two years after, or after the execution of definitive documents for a change in control but prior to the consummation of, a change in control of the Company consisting of a lump sum cash amount equal to one (1) times the sum of your (A) then applicable annual base salary and (B) the amount of your Target Bonus for the year in which the change in control occurs. Each KEEPA also provides a pro rata payout of the Target Bonus amount for the year of employment termination and for continuation of medical benefits for up to one year from the date of employment termination.

Indemnification Agreement: You will be provided the opportunity to execute an Indemnification Agreement on the Company’s standard form pursuant to which the Company will agree to indemnify, defend and hold you harmless, to the maximum extent permitted under applicable law, in accordance with its governing documents and general policies and practices.

Benefits: You are entitled to enroll in any of the benefits offered to employees of Landstar as you become eligible according to the provisions of the plans. Landstar’s benefit program includes a 401(k) plan, tuition assistance, Flexible Spending Accounts and medical, dental, and vision options. In addition, you will be provided with twice your annual salary in life insurance, AD&D, and Short-term and Long-term Disability insurance at no cost to you. Optional life and AD&D are also available at group premiums. Eligibility for all health plans begins on the first of the month following the completion of 60 days of service.

Paid Time Off: Landstar currently recognizes 9 paid holidays per year. In addition, you will be entitled to 15 paid vacation days per year during the 2026 calendar year and 20 paid vacation days per year thereafter under the Company’s vacation policy (which will be pro-rated for 2026 and, unless otherwise determined by the Company, available upon completion of 90 days of employment). You are also eligible for flex days in accordance with the Company policy.

We will honor your previously scheduled time off in August prior to your eligibility for paid time off.

Certain Definitions: As used herein, the following terms have the meaning set forth below.

(A)

“Cause” for purposes of this offer letter means (i) your willful failure to perform substantially your duties as an employee of Landstar (other than due to physical or mental illness) after reasonable notice to you of such failure, (ii) your engagement in serious misconduct that is injurious to Landstar, (iii) your having been convicted of, or entered a plea of nolo contendere to, a crime that constitutes a felony or (iv) your breach of any material written policy of Landstar, or any written covenant or agreement with Landstar not to disclose any information pertaining to Landstar or not to compete or interfere with Landstar.

(B)

“Good Reason” shall, within two years after, or after the execution of definitive documents for a change in control but prior to the consummation of, a change in control of the Company, have the meaning set forth in the KEEPA you execute with the Company, and at any other time shall mean the occurrence of any of the following, without your express written consent: (i) the assignment to you of any duties inconsistent in any material adverse respect with your position, authority or responsibilities or any other material adverse change in your position, including titles, authority or responsibilities; (ii) a material reduction in your annual base salary or the level of your incentive compensation opportunities then in effect, other than (x) an across-the-board reduction affecting the Company’s other senior executives or (y) an insubstantial or inadvertent reduction remedied by the Company promptly after receipt of notice thereof given by you; or (iii) the Company’s requiring you to be based at any office or location more than 50 miles from that location at which you performed services for the Company immediately prior to such relocation, except for travel reasonably required in the performance of your responsibilities; provided that you (x) provide the Company with (1) written notice of your intent to resign for Good Reason within thirty (30) days of the date of the occurrence of any of the events described in clauses (i) through (iii) and (2) a thirty (30) day cure period; and (y) failing cure, you actually terminate your employment within ten (10) days following the expiration of the cure period.

This offer of employment is contingent on the following:

•

Satisfactory drug screen. Upon acceptance of this offer, you will be provided with information needed to complete this process. The results must be available in advance of your start date; normal turnaround is at least 72 hours for results. All such testing is conducted in accordance with federal, state, and local laws.

•

Provision of documents on your first day of work that establish your identity and authorization to work in the United States. All individuals hired are required by the Immigration Reform and Control Act of 1986 to provide verification documents.

•	Satisfactory criminal background and reference checks.

•	Execution of an agreement to arbitrate any disputes with the Company on the Company’s standard form.

•	Approval by the Compensation Committee and/or Board of Directors, as applicable.

Section 409A: This letter and all payments and benefits hereunder are intended to comply with, or be exempt from, Section 409A of the Internal Revenue Code and the regulations promulgated thereunder (“section 409A”) and will be interpreted accordingly. For purposes of Section 409A, your right to receive installment payments hereunder shall be treated as a right to receive a series of separate payments and, accordingly, each installment payment shall be considered at all times as separate and distinct payment. Notwithstanding anything to the contrary, if you are a “specified employee” within the meaning of Section 409A at the time of your “separation from service,” any payment subject to Section 409A that is payable by reason of such separation from service and required to be delayed under Section 409A shall not unless otherwise permitted under Section 409A be paid before the date that is six months and one day following the separation from service.

This letter reflects the terms and conditions of your employment. Accordingly, it supersedes and completely replaces any prior oral or written communication on this subject. This letter is not an employment contract and should not be construed or interpreted as containing any guarantee of continued employment. The employment relationship at our Company is by mutual consent (“Employment-At-Will”). This means that employees have the right to terminate their employment at any time and for any reason. Likewise, the Company reserves the right to discontinue your employment with or without Cause at any time and for any reason.

Again, Bill, we look forward to you joining Landstar System, Inc. and wish you a prosperous career here. Please indicate your acceptance of this offer by signing below no later than July 22, 2026.

Sincerely,

/s/ Frank A. Lonegro

Frank A. Lonegro

President and Chief Executive Officer

Landstar System, Inc.

Signature on following page

I accept the offer as stated above and intend to commence my employment on August 1, 2026. I understand and acknowledge that this offer does not guarantee me employment for any period of time and that the employment relationship between Landstar and me will be “at will,” which means that either Landstar or I may terminate the relationship at any time. I also understand and acknowledge that Landstar may change the terms and conditions of my employment at any time.

Signature:	/s/ William Clement	Date: 07/20/2026

Name: William Clement